Exhibit 10.34

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 22, 2004 between Neal Goldberg (“Executive”) and THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation (“Employer”).

SECTION 1

EMPLOYMENT OF EXECUTIVE

1.01.        Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

SECTION 2

EMPLOYMENT PERIOD

2.01.        The terms of Executive’s employment under this Agreement (the “Employment Period”) shall commence on January 22, 2004 (the “Commencement Date”) and shall continue unless terminated in accordance with the provisions of Section 5.

SECTION 3

DUTIES

3.01.        Generally.              During the Employment Period, Executive (i) shall be employed as President of Employer, (ii) shall serve as a member of the Executive Management Committee of Employer, (iii) shall devote all of his business time and attention to the business and affairs of Employer and other enterprises controlled by, or under common control with, Employer (collectively, “Company”), and (iv) shall use his best efforts, skills and abilities in the diligent and faithful performance of his duties and responsibilities hereunder.  Notwithstanding the foregoing, Executive shall have the right to (i) engage in personal investment activities for himself and his family and (ii) engage in charitable and civic activities, provided the outside activities set forth in (i) and (ii) hereof do not interfere with Executive’s performance of his duties and responsibilities hereunder.  In no event shall Executive serve as an officer or director of any other business corporation or as a general partner of any partnership except with the prior written approval of the Chief Executive Officer of Employer.

3.02.        Reporting.             Executive shall report directly to the Chief Executive Officer of Employer.  During the Employment Period, Executive will be subject to all of the written policies, rules and regulations of which Executive is given notice applicable to senior executives of Employer and will comply with all directions and instructions of the Chairman of the Board and the Chief Executive Officer.

SECTION 4

COMPENSATION

4.01.        Compensation, Generally.   For all services rendered and required to be rendered by Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept (in full payment), Base Salary and Performance Bonus, all as more fully described on Exhibit A (collectively, the “Compensation”).

4.02.        Other Benefits.     During the Employment Period, Executive shall be eligible to receive such benefits that the Employer generally makes available to Employer’s senior executives from time to time (other than those benefits provided under or pursuant to separately negotiated individual employment agreements or arrangements).  Executive’s Base Salary shall constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be fixed and determined.

4.03.        Expense Reimbursement.    Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer’s procedures and policies as adopted and in effect from time to time and applicable to its senior executives.

4.04.        Vacations.             Executive shall be entitled to three weeks vacation with additional vacation as approved by the Chief Executive Officer, each twelve-month period worked, which vacation will accrue ratably over the course of such twelve-month period, which shall be taken at such time or times as may be approved by the Chief Executive Officer and shall not unreasonably interfere with Executive’s performance of his duties under this Agreement.

4.05.        Options. Executive shall be granted stock options to purchase 300,000 shares of Common Stock of the Company at an exercise price equal to the Fair Market Value (as that term is defined in the Company’s current stock option plan) of the Company’s common stock as of the close of business on the Commencement Date and pursuant to the vesting schedule set forth below.  Subject to Section 6.02, Executive shall vest in the stock options granted above in accordance with the following schedule: 60,000 shares on January 31, 2005 and 60,000 shares on each of the next four anniversaries thereof.

SECTION 5

TERMINATION OF EMPLOYMENT PERIOD

5.01.        Termination Without Cause.              At any time during the Employment Period, by notice to the other, Employer or Executive may terminate Executive’s employment under this Agreement without cause. Such notice shall specify the effective date of termination, which in the case of termination by Executive, shall not be less than 30 days after the date of such notice.

5.02.        By Employer: Cause.           At any time during the Employment Period, by notice to Executive, Employer may terminate Executive’s employment under this Agreement “for Cause,” effective immediately. Such notice shall specify the cause for termination. For the purposes of this Section 5.02, “for Cause” means:

(i)            a breach by Executive of any of the material provisions of this Agreement that Executive fails to remedy or cease within ten (10) business days after notice thereof to Executive; or

(ii)           any conduct, action or behavior by Executive that has or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company or Executive; or

(iii)          the commission by Executive of an act involving moral turpitude, dishonesty or fraud, or the engagement in any other willful or intentional misconduct, whether or not in connection with Executive’s employment hereunder; or

(iv)          Executive shall have committed an act constituting a felony under the laws of the United States or any state or political subdivision thereof.

5.03.        Disability.              If during the Employment Period, Executive becomes incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, and such incapacity exists for a period of at least 120 consecutive days or for shorter periods aggregating at least 180 days during any period of twelve consecutive months (“Disability”), Employer may, upon at least fifteen days’ prior written notice to Executive, terminate Executive’s employment under this Agreement.  The Disability of Executive shall be determined by an independent physician acceptable to both Employer and Executive or his representative.

SECTION 6

TERMINATION COMPENSATION

6.01.        Entitlement to Payment Upon Termination Without Cause.  Subject to the provisions of Sections 6.02 and 9.08, if Executive’s employment hereunder is terminated by Employer pursuant to Section 5.01, Executive terminates his employment with Employer pursuant to Section 5.01 for “Good Reason,” or Executive’s employment is terminated for any reason following a Change of Control as defined in Section 8, Executive shall be entitled to continuation of his Base Salary for a period of one (1) year following such termination, subject to execution of a separation agreement and general release (the terms of which shall be consistent with this Agreement) in a form reasonably satisfactory to Employer.  The amount to be paid pursuant to this Section 6.01 is referred to as the “Termination Compensation” and the period for which such compensation is to be paid is referred to as the “Relevant Period”.  For purposes of this Section 6.01, “Good Reason” shall mean: (1) a relocation of Employer’s headquarters outside the New York City metropolitan area; (2) a demotion of Executive’s position, a material, adverse change in Executive’s duties and responsibilities, or an adverse change in Executive’s reporting as set forth in Paragraph 3.02; (3) Employer’s failure to pay any amount or benefits when due, which failure is not cured within ten (10) business days after notice to Employer; (4) Employer’s material breach of this Agreement which breach is not cured within ten (10) business days after notice to Employer; or (5) Ezra Dabah no longer holds the position of Chief Executive Officer of Employer.  Such Termination Compensation shall be paid to Executive in equal consecutive monthly installments during the Relevant Period, with the first such installment paid on the first day of the month next following the effective date of termination of Executive’s employment hereunder.

6.02.        Stock Options Upon Termination.  In the event Executive’s employment hereunder is terminated by Employer pursuant to Section 5.01 or Executive terminates his employment with Employer pursuant to Section 5.01 for “Good Reason,” (i) the stock options scheduled to vest pursuant to Section 4.05 on the next anniversary date following the date of termination of Executive’s employment, which number of shares shall be prorated based on the date of termination of Executive’s employment, shall immediately vest, and (ii) Executive shall have a period of three months during which any vested options held by Executive may be exercised (at the conclusion of which period any unexercised options shall permanently expire).  In the event that Executive’s employment is terminated by Employer pursuant to Section 5.02 or Executive voluntarily terminates his employment for any reason other than “Good Reason”, (i) all stock options previously granted to Executive that have not yet vested shall be forfeited, and (ii) Executive shall have a period of three months during which any vested options held by Executive may be exercised (at the conclusion of which period any unexercised options shall permanently expire).  In the event that Executive’s employment is terminated by Employer or Executive for any reason following a Change in Control as defined in Section 8, (i) all stock options previously granted to Executive that have not yet vested shall vest immediately; and (ii) Executive shall have a period of three months during which any vested options held by Executive may be exercised (at the conclusion of which period any unexercised options shall permanently expire).   In the event that Executive’s employment is terminated by Employer by reason of Disability pursuant to Section 5.03, or if Executive dies, (i) all stock options previously granted to Executive that have not yet vested shall vest immediately, and (ii) Executive (or his estate or personal representative) shall have a period of twelve months during which any vested options held by Executive may be exercised (at the conclusion of which period any unexercised options shall permanently expire).

6.03.        No Other Termination Compensation. Executive shall not be entitled to any benefit or compensation following termination of his employment hereunder, except as set forth in this Section 6 and Section 8.01, if applicable.

SECTION 7

LOCATION OF EXECUTIVE’S ACTIVITIES

7.01.        Principal Place of Business.               Executive’s principal place of business in the performance of his duties and obligations under this Agreement shall be in the New York metropolitan area, which includes Secaucus, New Jersey. For so long as Employer’s headquarters are located in the New York City metropolitan area, Executive’s principal place of business shall be located at such headquarters.

7.02.        Travel.  Notwithstanding the provisions of Section 7.01, Executive will engage in such travel and spend time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

SECTION 8

CHANGE IN CONTROL

8.01.        Effect of Change in Control.               If a Change in Control (as hereinafter defined) shall occur and if Executive is terminated by Employer or Executive for any reason, all outstanding stock options under the stock option plan shall immediately vest and Executive shall be entitled to all the payments in Section 6.01.

As used in this Agreement, “Change in Control” means the occurrence during the Term of any of the following events:

(i)            The sale to any purchaser of (A) all or substantially all of the assets of the Employer or (B) capital stock representing more than 50% of the stock of the Employer entitled to vote generally in the election of directors of the Employer; or

(ii)           The merger or consolidation of the Employer with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving or resulting corporation in such merger or consolidation is held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the outstanding securities of the Employer; or

(iii)          There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d) (2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the voting stock of Employer; or

(iv)          Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of Employer has occurred or will occur in the future pursuant to any then existing contract or transaction.

SECTION 9

EXCLUSIVITY OF SERVICES, CONFIDENTIAL

INFORMATION AND RESTRICTIVE COVENANTS

9.01.        Exclusivity of Services; Use of Name.              During the Employment Period and continuing through the first anniversary of the date in which Executive ceases to be an employee of the Company (the “Covenant Period”), Executive will not:

(i)            Promote, participate or engage in any business on behalf of any Direct Competitor of the Company, whether Executive is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent Executive from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange or on Nasdaq.  For purposes of this Section, a Direct Competitor of the Company means (A) any division of The Gap, Inc. or any Person under common control with The Gap, Inc. that is engaged in the retail sale of children’s apparel, (B) any division of The Limited, Inc. or any Person under common control with The Limited, Inc. that is engaged in the retail sale of children’s apparel, (C) Gymboree or Kids R Us or any Person under common control with Gymboree or Kids R Us, as the case may be, or (D) any other Person engaged in the retail sale of children’s apparel.

(ii)           Directly or indirectly employ (other than on behalf of the Company), solicit or entice away any director, officer or employee of the Company or any of its subsidiaries; or

(iii)          Take any action to interfere, directly or indirectly, with the goodwill of the Company or any of its subsidiaries, or induce or attempt to induce any Person doing business with the Company to cease doing business with the Company; or

(iv)          Use the name of the Company or its subsidiaries in the conduct of any business activities (except in furtherance of the Company’s business) or for Executive’s personal use without the prior written consent of the Company.

9.02.        Confidential and Proprietary Information; Work Product; Warranty.

a.             Confidentiality.     Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business.  Confidential Information shall include, without limitation:  (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business.  Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Company or as required in the performance of his duties and responsibilities hereunder.  Executive shall return all Company property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to the Company when his employment terminates.  Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in his possession (unless obtained from the Company).  Further, Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as he applies such information without disclosure or use of any Confidential Information.  Executive hereby acknowledges that his employment under this Agreement does not conflict with, or breach any existing confidentiality, non-competition or other agreement to which Executive is a party or to which he may be subject.

b.             Work Product.  Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Company and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are derived from any work performed by Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”).  All Work Product shall be and remain the property of the Company.  To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.  Consistent with his recognition of the Company’s absolute ownership of all Work Product, Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) business days’ written notice from the Company, Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf.  This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

c.             Warranty.              Executive represents and warrants to the Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party;

 (iii) Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information of another, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

9.03.        Injunctive Relief.  Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 9 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law.  The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

9.04.        Essential and Independent Agreements.  It is understood by the parties hereto that Executive’s obligations and the restrictions and remedies set forth in this Section 9 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed him.  Executive’s obligations and the restrictions and remedies set forth in this Section 9 are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Section 9.

9.05.        Survival of Terms; Representations.  Obligations under this Section 9 hereof shall remain in full force and effect notwithstanding the termination of Executive’s employment.  Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 9 do not create an undue hardship on him and will not prevent him from earning a livelihood.  He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including this Section 9, with an attorney of his choice and he has done so to the extent he desired.  Executive and the Company agree that the restrictions and remedies contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

9.06.        Mutually Non-Disparagement.          Neither Executive nor senior executives of Employer will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement that it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

9.07.        Other Duties of Employee During and After Employment Period.               Both during and after the Employment Period, Executive shall, upon reasonable notice, furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in connection with any litigation in which the Company is or may be a party.

9.08.        Breaches of Provisions.      If Executive breaches any of the provisions of this Section 9 then, and in any such event, in addition to other remedies available to Employer, Executive shall not be entitled to any Termination Compensation, including any Termination Compensation made to him hereunder prior to Employer’s discovery of such breach.

SECTION 10

MISCELLANEOUS

10.01.      Notices. Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by certified mail, postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:
	Attention:	Steven Balasiano, Esq.
Vice President & General Counsel
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, NJ 07094

With Copies to:
Ezra Dabah
Chairman/Chief Executive Officer
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, NJ 07094

If to Executive:		Neal Goldberg
8 Camelot Drive
Livingston, NJ 07039

With Copies to:		Hollis Gonerka Bart, Esq.
McGuire Woods LLP
65 E. 55th Street
New York, NY 10022

10.02.      Taxes.                     Employer is authorized to withhold from payments made hereunder to Executive such amounts for income tax, social security, unemployment compensation and other judgment of Employer to comply with applicable laws and regulations.

10.03.      Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed therein.

10.04.      Headings.              All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.  Should any provision of this Agreement require judicial interpretation, the court interpreting or construing the same shall not construe the provision against any party by reason of the rule of interpretation that a document is to be construed more strictly against the party who prepared the same.

10.05.      Waiver of Breach.                The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

10.06.      Assignment.         This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that Employer may assign this Agreement to any of its affiliates or in connection with the reorganization, merger or sale of Employer or the sale of substantially all the assets of Employer, and the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of Employer , whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise.

10.07.      Counterparts.        This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.08.      Severability.          If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provisions of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

10.09.      Entire Agreement and Integration.    This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. Such agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Ezra Dabah
EZRA DABAH

/s/ Neal Goldberg
NEAL GOLDBERG

Exhibit A

COMPENSATION

1.             Base Salary:         At the initial rate of $625,000 per year, payable in equal installments not less frequently than monthly during each year of the Employment Period. Base Salary shall be subject to annual review by the Compensation Committee.

2.             Performance Bonus:          Following each Bonus Period (as defined below), Executive shall be entitled to receive a Performance Bonus based upon the Operating Income of Employer during such Bonus Period. The Performance Bonus for each such Period will be payable within 90 days after the end of such period. The amount of the Performance Bonus for each Bonus Period will be equal to a product equal to (a) Executive’s semi-annual Base Salary, times (b) 50%, times (c) the Bonus Percentage (as hereinafter defined). The following provisions shall apply to determinations relating to Performance Bonus.

“Bonus Percentage” shall mean, for each Bonus Period, a percentage for such period that is determined based upon Operating Income in accordance with a schedule adopted by the Board for all senior executives prior to commencement of such period or as soon thereafter as possible, except that the Bonus percentage shall be not more than 200% for any Bonus Period.

“Bonus Period” shall mean each of the two periods of approximately six months duration within each fiscal year of the Employer, one beginning on the first day of the fiscal year and ending on this Saturday on or nearest (whether following or preceding) July 31, of the calendar year in which it commenced, and the other beginning on the Sunday following such Saturday and ending on the last day of such fiscal year.

“Operating Income” shall mean, for each Bonus Period, the operating income of Employer for such period as determined in accordance with generally accepted accounting principles. The amount of Operating Income shall be determined by the Compensation Committee, with respect to the Bonus Period ending on approximately July 31st and January 31st of each year.

3.             Guaranteed Performance Bonus:    Executive shall be entitled to a minimum Performance Bonus of $156,250 during the Bonus Period ending on July 31, 2004.